Exhibit 99.1

Pernix Therapeutics Reports Third Quarter 2017
Financial Results

MORRISTOWN, NJ - November 7, 2017 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or the "Company"), a specialty pharmaceutical company, announced today financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights:
  Third quarter 2017 net revenues were $40.5 million, an 18% increase sequentially from $34.3 million recorded in the second quarter of 2017, and a 2% decrease from $41.5 million in the third quarter of 2016.
  Third quarter 2017 selling, general and administrative expense decreased by 9% to $20.2 million, as compared to the third quarter of 2016.
  Net income for the third quarter of 2017 was $6.4 million as compared to a net loss of $26.4 million for the three months ended September 30, 2016.
  Third quarter 2017 adjusted EBITDA was $11.6 million, a 104% increase sequentially from $5.7 million recorded in the second quarter of 2017, and a 38% increase from $8.4 million in the prior year period.

Business Update:

  During the third quarter, as previously reported, Pernix completed a series of financing transactions intended to improve liquidity, extend debt maturities and enable the Company to create value for stakeholders. In addition, Pernix and GlaxoSmithKline ("GSK") agreed to an amended settlement agreement under which Pernix will pay approximately $6.7 million to GSK, which is a reduction of up to approximately $14.5 million from the initial settlement agreement. During the third quarter, Pernix made an initial payment of $3.45 million and is obligated to make a payment of $3.2 million on or before December 31, 2017.
  Zohydro ER TRx up 4% in the third quarter of 2017 as compared to the second quarter, and down 7% year-over-year; growth rate was impacted by the previously announced 20mg backorder.
  Silenor TRx up 4% in the third quarter of 2017 as compared to the second quarter, and were flat year-over-year.
  Treximet TRx were flat in the third quarter of 2017 as compared to the second quarter, and decreased 11% year-over-year.

"We believe the Company is well positioned for future success following the series of financing transactions completed in the third quarter," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "These transactions helped drive improvements in profitability during the quarter, including positive Net Income of $6.4 million and a more than doubling of Adjusted EBITDA as compared to the second quarter. Going forward, our key priorities are expanding and diversifying our product portfolio, driving net sales, improving profitability and maximizing cash flow."

Financial Results

Three-Months Ended September 30, 2017 vs. September 30, 2016

For the third quarter of 2017, net revenues were $40.5 million, a 2% decrease from the $41.5 million in the third quarter of 2016 and an 18% increase sequentially from the $34.3 million recorded in the second quarter of 2017. A summary of net revenues is outlined below (US dollars in millions):

	Three Months Ended
	September 30,		Increase
	2017	2016	(Decrease)	Percent
Net Revenues:
Treximet	$19.8	$24.0	$(4.2)	-18%
Zohydro ER	6.3	6.1	0.2	3%
Silenor	6.9	4.6	2.3	50%
Other products	7.4	6.7	0.7	10%
Net product revenues	40.4	41.4	(1.0)	-2%
Co-promotion and other revenue	0.1	0.1	0.0	0%
Total net revenues	$40.5	$41.5	$(1.0)	-2%

Treximet revenues decreased by $4.2 million, or 18%, during the three months ended September 30, 2017, compared to the three months ended September 30, 2016 due primarily to lower sales volume, which was partially offset by higher net price.

Zohydro ER revenues increased by $0.2 million, or 3%, during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The increase was due to an increase in net price, which was partially offset by lower sales volume.

Silenor revenues increased by $2.3 million, or 50%, during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Of this increase, $1.0 million was due to a favorable settlement with one of our customers, while the remaining increase was due primarily to favorable gross-to-net rates.

Other net product revenues increased by $0.7 million, or 10%, during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The increase was due primarily to higher sales in the Company's generic products portfolio.

Cost of product sales decreased by $0.3 million, or 2%, during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The decrease in cost of product sales was due primarily to a reduction in inventory obsolescence costs of $0.2 million, as well as a reduction in product costs due to product mix.

Selling, general and administrative expense decreased by $2.0 million, or 9%, during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The decrease was driven primarily by lower selling and marketing expenses as a result of the restructuring of the Company's sales force and operations, which was implemented in the third quarter of 2016, as well as reduced legal costs.

Research and development expense decreased by $1.6 million during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The decrease was related to lower spending on Treximet and Zohydro research projects.

The Company recorded a gain from a legal settlement of $10.5 million during the three months ended September 30, 2017 as a result of completing Amendment No. 2 with GSK as previously reported.

The Company recorded a gain from exchange of debt of $14.7 million during the three months ended September 30, 2017 related to the July 2017 financing transactions in which certain holders of the 4.25% Convertible Notes exchanged $51.8 million in principal notes for $36.2 million in Exchangeable Notes.

Net income was $6.4 million for the three months ended September 30, 2017, compared to a net loss of $26.4 million in the same period last year. The prior period Net Loss included $2.3 million of restructuring costs.

Adjusted EBITDA was $11.6 million for the three months ended September 30, 2017, compared to adjusted EBITDA of $8.4 million for the three months ended September 30, 2016, an improvement of $3.2 million or 38%.

Nine-Months Ended September 30, 2017 vs. September 30, 2016

For the nine months ended September 30, 2017, net revenues were $104.5 million compared to $110.7 million for the nine months ended September 30, 2016, a decrease of 6%. A summary of net revenues is outlined below (US dollars in millions):

	Nine Months Ended
	September 30,		Increase
	2017	2016	(Decrease)	Percent
Net revenues:
Treximet	$50.4	$58.1	$(7.7)	-13%
Zohydro ER	18.0	17.5	0.5	3%
Silenor	15.6	12.4	3.2	26%
Other products	20.3	22.4	(2.1)	-9%
Net product revenue	104.3	110.4	(6.1)	-6%
Co-promotion and other revenue	0.2	0.3	(0.1)	-33%
Total net revenues	$104.5	$110.7	$(6.2)	-6%

Treximet revenues decreased by $7.7 million, or 13%, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, due primarily to lower sales volume, which was partially offset by higher net price.

Zohydro ER revenues increased by $0.5 million, or 3%, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. The increase was due a higher net price.

Silenor revenues increased by $3.2 million, or 26%, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. Of this increase, $1.0 million was due to a favorable settlement with one of our customers. The remaining increase was due to an increase in sales volume and higher net price.

Other net product revenues decreased by $2.1 million, or 9%, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. The decrease was due primarily to lower sales in the Company's generic products portfolio and Pernix's decision to cease sales of certain less profitable products.

Cost of product sales decreased by $3.2 million, or 9%, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. The decrease in cost of product sales was due primarily to a reduction in inventory obsolescence costs of $2.0 million, as well as a reduction in product costs due to product mix.

Selling, general and administrative expense decreased by $14.1 million, or 19%, during the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. The decrease was driven primarily by lower selling and marketing expenses as a result of the restructuring of our sales force and operations which was implemented in the third quarter of 2016 as well as reduced legal costs.

Research and development expense decreased by $4.4 million during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. The decrease was related to lower spending on Treximet and Zohydro research projects.

The Company recorded a gain from a legal settlement of $10.5 million during the nine months ended September 30, 2017 as a result of completing Amendment No. 2 with GSK as previously discussed.

The Company recorded a gain from exchange of debt of $14.7 million during the nine months ended September 30, 2017 related to the July 2017 financing transaction, in which certain holders of the 4.25% Convertible Notes exchanged $51.8 million in principal notes for $36.2 million in Exchangeable Notes.

Net loss was $44.7 million for the nine months ended September 30, 2017, compared to a net loss of $83.5 million in the same period last year.

Adjusted EBITDA was $17.0 million for the nine months ended September 30, 2017, compared to adjusted EBITDA of $2.5 million for the nine months ended September 30, 2016, or an improvement of $14.5 million.

Liquidity

As of September 30, 2017, the Company had total liquidity of $51.1 million, consisting of cash and cash equivalents of approximately $27.2 million and revolver availability of $23.9 million.

Date: Time: Toll free (U.S.): International: Conference ID: Webcast:	Tuesday, November 7, 2017 4:30 PM ET 888-599-8667 719-325-4793 8272424 http://public.viavid.com/index.php?id=126501

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company is currently focused on the therapeutic areas of Neurology and Pain, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have disclosed in the table below adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss interest expense, depreciation and amortization, income tax expense, deal costs, stock compensation expense, severance expenses, arbitration and litigation settlement expenses, change in fair value of contingent consideration, gain from exchange of debt and derivative liabilities, loss from disposal and impairment of assets, foreign currency transactions and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA. We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that this non-GAAP financial measure is helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measure can have a material impact on net earnings. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using this non-GAAP financial measure as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Quarterly Report on Form 10-Q.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. In addition, any financial projections and other estimates contained herein are forward-looking statements with respect to the anticipated performance of the Company. Such financial projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in Pernix's business, as more fully described in Pernix's filings with the SEC (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$27,241	$36,375
Accounts receivable, net	48,368	50,729
Inventory, net	8,130	7,775
Prepaid expenses and other current assets	8,814	12,617
Income tax receivable	429	1,414
Total current assets	92,982	108,910

Property and equipment, net	831	1,103
Goodwill	30,600	30,600
Intangible assets, net	114,783	169,571
Other	2,408	257
Total assets	$241,604	$310,441
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$22,699	$21,343
Accrued allowances	58,254	60,961
Interest payable	5,871	10,897
Treximet Secured Notes - current, net	-	11,103
Other liabilities - current	6,789	5,224
Total current liabilities	93,613	109,528

Convertible notes - long-term, net	64,879	104,071
Exchangeable notes - long-term, net	8,266	-
Delayed draw term loan - long-term, net	27,584	-
Derivative liability	178	230
Contingent consideration	2,747	2,403
Treximet Secured Notes - long-term, net	168,833	172,250
Credit facility - long-term, net	14,185	14,000
Arbitration award	2,000	17,522
Other liabilities - long-term	2,567	4,500
Total liabilities	384,852	424,504
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, authorized 10,000,000 shares;
no shares issuedand outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 11,532,423 and
10,015,641 shares issued and outstanding at September 30, 2017 and
December 31, 2016, respectively	115	100
Additional paid-in capital	259,794	244,309
Accumulated other comprehensive loss	(46)	(79)
Accumulated deficit	(403,111)	(358,393)
Total stockholders' deficit	(143,248)	(114,063)
Total liabilities and stockholders' deficit	$241,604	$310,441

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net revenues	$40,469	$41,468	$104,527	$110,683

Costs and operating expenses:
Cost of product sales	10,580	10,840	31,113	34,272
Selling, general and administrative expense	20,226	22,173	59,519	73,615
Research and development expense	99	1,712	709	5,139
Depreciation and amortization expense	18,214	20,700	54,976	65,426
Change in fair value of contingent consideration	884	516	344	(8,958)
Loss from disposal and impairments of assets	25	652	25	2,423
Gain from legal settlement	(10,476)	-	(10,476)	-
Restructuring costs	(97)	2,277	34	2,277
Total costs and operating expenses	39,455	58,870	136,244	174,194

Income (loss) from operations	1,014	(17,402)	(31,717)	(63,511)

Other income (expense):
Interest expense	(9,323)	(8,857)	(27,491)	(26,818)
Change in fair value of derivative liability	46	(209)	(38)	6,744
Gain from exchange of debt	14,650	-	14,650	-
Foreign currency transaction (loss) gain	-	31	-	98
Total other income (expense), net	5,373	(9,035)	(12,879)	(19,976)

Income (loss) before income tax expense	6,387	(26,437)	(44,596)	(83,487)
Income tax expense	27	1	122	26
Net income (loss)	6,360	(26,438)	(44,718)	(83,513)

Other comprehensive gain (loss):
Unrealized gain during period, net of tax of
$0 and $0, respectively	9	-	33	-
Comprehensive gain (loss)	$6,369	$(26,438)	$(44,685)	$(83,513)

Net income (loss) per common share
Basic	$0.57	$(2.99)	$(4.31)	$(11.57)
Diluted	$0.42	$(2.99)	$(4.31)	$(11.57)

Weighted-average common shares outstanding:
Basic	11,117	8,842	10,387	7,215
Diluted	16,520	8,842	10,387	7,215

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have disclosed in the table below adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss interest expense, depreciation and amortization, income tax expense, deal costs, stock compensation expense, severance expenses, arbitration and litigation settlement expenses, change in fair value of contingent consideration, gain from exchange of debt and derivative liabilities, loss from disposal and impairment of assets, foreign currency transactions and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA. We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that this non-GAAP financial measure is helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measure can have a material impact on net earnings. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using this non-GAAP financial measure as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Quarterly Report on Form 10-Q.

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net income (loss)	$6,360	$(26,438)	$(44,718)	$(83,513)
Adjustments:
Interest expense	9,323	8,857	27,491	26,818
Depreciation and amortization	18,243	20,730	55,064	65,475
Income tax expense	27	1	122	26
EBITDA	33,953	3,150	37,959	8,806
Selling, general and administrative adjustments (1)	1,985	1,606	3,720	4,766
Change in fair value of contingent consideration	884	516	344	(8,958)
Loss from disposal and impairments of assets (2)	25	652	25	2,423
Gain from legal settlement	(10,476)	-	(10,476)	-
Change in fair value of derivative liability	(46)	209	38	(6,744)
Restructuring costs (3)	(97)	2,277	34	2,277
Gain from exchange of debt	(14,650)	-	(14,650)	-
Foreign currency transaction gain	-	(31)	-	(98)
Adjusted EBITDA	$11,578	$8,379	$16,994	$2,472

(1)	To exclude deal costs of $1.3 million and $0; stock compensation expense of $531,000 and $(159,000); severance expense of $173,000 and $431,000; and litigation settlement expenses of $20,000 and $1.3 million for the three months ended September 30, 2017 and 2016, respectively. Also, to exclude deal costs of $1.5 million and $18,000; stock compensation expense of $1.9 million and $2.1 million; severance expense of $217,000 and $1.6 million; and arbitration and litigation settlement expenses of $38,000 and $1.0 million for the nine months ended September 30, 2017 and 2016, respectively.
(2)	To exclude the impairment of assets related to our cough and cold product line.
(3)	To exclude the cost related to the initiative to restructure our sales force and operations in 2016.